EXHIBIT 99.1

                           RONSON CORPORATION REPORTS
                         ADDITIONAL EXTENSION OF LENDER
                              FORBEARANCE AGREEMENT

Somerset, N.J., May 29, 2009 -- Ronson Corporation (the "Company") announced that its primary lender, Wells Fargo Bank, National Association, has further extended its moratorium during which the bank will not assert rights relating to existing events of default, through July 3, 2009 or such earlier date permitted under the Company's agreement with the bank. During the extended moratorium, the bank will continue to provide advances under the Company's revolving credit line, in amounts up to $2,500,000, in addition to an overadvance facility which has been increased from $500,000 to $750,000.

Wells Fargo has also agreed with the Company to extend the moratorium to August 5, 2009, and to increase its overadvance facility to $1,000,000, if one of two conditions is satisfied. The moratorium will be extended, and the overadvance facility increased, if the purchaser's financing contingency under the Company's previously announced agreement to divest its aviation division is satisfied prior to July 3, 2009. Similarly, the moratorium will be extended, and the overadvance facility increased, if, prior to July 3, 2009, the Company has procured a firm letter of intent for the divestiture of its consumer products division under terms that would permit the Company to discharge its indebtedness to Wells Fargo. Although the Company is actively seeking to consummate the sale of its aviation division and to identify opportunities to maximize the value of its consumer products division, there can be no assurance that the conditions to extend the moratorium further will be met.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, and Ronson Corporation of Canada Ltd., and 2) Ronson Aviation, Inc., a fixed-based operation at Trenton-Mercer Airport, Trenton, New Jersey.

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statements will be accurate. If underlying assumptions prove inaccurate or known risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.



COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300